Exhibit 99.1

First Data Announces Completion of Acquisition by KKR

Michael D. Capellas Assumes Role as New Chairman and CEO New Senior Management Team Announced

DENVER, Sep 24, 2007 (BUSINESS WIRE) — First Data Corporation (NYSE: FDC), a global leader in electronic commerce and payments solutions, today announced the completion of its acquisition by affiliates of Kohlberg Kravis Roberts & Co. (KKR). Under the terms of the merger agreement, the company’s stockholders will receive $34 per share in cash. Shareholders approved the transaction at a special meeting on July 31, 2007.

First Data stock will cease to trade on the New York Stock Exchange (NYSE) at market close today. Under private ownership, First Data’s common stock will no longer be listed on the NYSE.

With the transaction completed, Michael D. Capellas becomes First Data’s new chairman and CEO, replacing Ric Duques. Duques has served as chairman and CEO since November 2005, and previously served as chairman from 1992 to 2003 and CEO from 1987 to 2003. Capellas was previously CEO of MCI, President of Hewlett-Packard Company and Chairman and CEO of Compaq Computer Corporation.

New Management Team

The company also announced today that all of its operations in the U.S. will be led by Edward (Ed) Labry and that it will combine the company’s Commercial Services and Financial Institution Services segments. Labry has been serving as president of the company’s Commercial Services division.

First Data’s international operations will be led by David Yates and will continue to be organized regionally with a focus on selling the company’s suite of payments services to merchant and financial institution clients outside of the United States. Yates has been serving as president of the company’s Europe, Middle East and Africa (EMEA) region.

To further strengthen and support the senior management team, Tom Bell has joined the company as Executive Vice President and Chief Strategy Officer. Bell will assume primary responsibility for corporate strategy and the company’s high growth areas for innovation. Bell joins First Data after 25 years at Accenture where he served as Managing Director in the Communications & High Tech practice.

Grace Chen Trent also has joined First Data as Executive Vice President for Marketing and Communications. Trent will assume responsibility for the company’s integrated marketing, brand and communication programs worldwide. Trent was most recently Senior Vice President of Communications for MCI.

First Data executive officers that will continue in their current roles are as follows:

— Peter Boucher, Executive Vice President, Human Resources

— David Dibble, Executive Vice President, Chief Technology Officer

— Dave Money, Executive Vice President, General Counsel

— Kim Patmore, Executive Vice President, Chief Financial Officer

Mr. Capellas said, “Today, First Data begins a new era as a private company. The strength and experience of this new management team combined with our leading market position will serve as a critical foundation for what will be the next generation of First Data. Our new simplified company structure will allow us to be more customer-focused, more innovative and faster to market with new products. Our goal is to transform from being the largest payments processor to a leading-edge technology services provider in the expanding world of electronic and mobile commerce.”

KKR Member Scott Nuttall added, “First Data is very fortunate to have a solid foundation of strong financial performance, a market leading position and a long list of great clients around the world. We look forward to supporting Michael and the rest of the management team in the years ahead to extend that leadership position and capitalize on the worldwide trend toward electronic payments.”

Mr. Duques said, “After 18 years with the company, I am stepping down knowing that First Data’s future is in extremely capable hands. Our new CEO, Michael Capellas, together with the support of KKR, will build upon our existing strengths to deliver the advanced services our clients will require in the years ahead.”

Capellas continued, “Ric Duques has served as the essential architect behind First Data’s emergence as the world’s leading payments processor for two decades. On behalf of everyone at First Data, I want to thank him for his tremendous leadership and we wish him the very best in his retirement.”

About First Data

First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses worldwide. Serving over 5 million merchant locations, 1,900 card issuers and their customers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company’s portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company’s STAR Network offers PIN-secured debit acceptance at 2 million ATM and retail locations. For more information, visit www.firstdata.com.

About KKR

Established in 1976, KKR is a leading global alternative asset manager. The core of the Firm’s franchise is sponsoring and managing funds that make private equity investments in North America, Europe, and Asia. Throughout its history, KKR has brought a long-term investment approach to portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Additional funds that KKR sponsors include KKR Private Equity Investors, L.P. (Euronext Amsterdam: KPE), a permanent capital fund that invests in KKR-identified investments; and two credit strategy funds, KKR Financial (NYSE: KFN) and the KKR Strategic Capital Funds, which make investments in debt transactions. KKR has offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong, and Tokyo.

FDC - 1

SOURCE: First Data Corporation

First Data Corporation

Media:

Colin Wheeler, 303-967-6553

or

Investors:

Silvio Tavares, 303-967-8276

or

For KKR

Kekst and Company

Mark Semer, 212-521-4800

David Lilly, 212-521-4800